UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2007 (April 27, 2007)
IASIS HEALTHCARE LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-117362 (Commission File Number)	20-1150104 (IRS Employer Identification No.)

117 Seaboard Lane, Building E Franklin, Tennessee (Address of principal executive offices)	37067 (Zip Code)
(615) 844-2747
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 27, 2007, IASIS Healthcare LLC (the “Company”) refinanced its existing credit facilities by entering into an Amended and Restated Credit Agreement by and among the Company, IASIS Healthcare Corporation (“IAS”), the parent company of the Company, certain subsidiaries of the Company party thereto, as guarantors, and Bank of America, N.A., as administrative agent, swing line lender, revolving L/C issuer and synthetic L/C issuer, and each lender from time to time party thereto (the “IASIS LLC Credit Agreement”). The $854 million amended and restated credit facility (the “Credit Facility”) replaces the Company’s existing credit facility.
     The Credit Facility consists of the following components: (a) a $439 million Senior Secured Term Loan; (b) a $150 million Senior Secured Delayed Draw Term Loan; (c) a $225 million Senior Secured Revolving Credit Facility; and (d) a $40 million Senior Secured Synthetic Letter of Credit Facility. The Senior Secured Term Loan, the Senior Secured Delayed Draw Term Loan and the Senior Secured Synthetic Letter of Credit Facility mature on March 15, 2014, while the Senior Secured Revolving Credit Facility matures on April 27, 2013. The revolving loans and the term loans will bear interest at an annual rate of LIBOR plus an applicable margin or, at the Company’s option, the administrative agent’s base rate plus an applicable margin.
     The purpose of the Credit Facility is to refinance amounts outstanding under the Company’s existing credit facilities and to fund closing and other transaction costs incurred in connection with the financing. The Company intends to use the proceeds of the delayed draw term loan to fund capital projects, including completion of the Company’s previously announced 171-bed Mountain Vista Medical Center located in Mesa, Arizona, and for other general corporate purposes.
     The Credit Facility is (i) secured by a first mortgage and lien on the real property and related personal and intellectual property of the Company and pledges of equity interests in the entities that own such properties and (ii) guaranteed by certain of the Company’s subsidiaries.
     In addition, the Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.
     Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.
     The foregoing description of the IASIS LLC Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the IASIS LLC Credit Agreement which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.
     On April 27, 2007, the Company issued a press release announcing entry into the IASIS LLC Credit Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information under Item 1.01 above is incorporated by reference hereunder.
Item 8.01. Other Events.
     On April 27, 2007, IAS entered into a Credit Agreement by and among IAS, Banc of America Bridge LLC, as administrative agent, and each lender from time to time party thereto (the “IAS Credit Agreement”). The IAS Credit Agreement provides for $300 million in Holdings Senior Paid-in-Kind (“PIK”) Loans. The PIK Loans will mature on June 15, 2014. The proceeds of the PIK Loans will be used to repurchase equity from the shareholders of IAS. The PIK Loans bear interest at an annual rate equal to LIBOR plus 5.25%. The PIK Loans rank behind the Company’s existing debt and will convert to cash-pay after five years, at which time accrued interest becomes payable in cash.

     The disclosure contained in this Item 8.01 is furnished by the Company and is not to be considered “filed” under the Exchange Act, and shall not be incorporated by reference into any previous or future filing by the Company under the Securities Act or the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits

10.1
Amended and Restated Credit Agreement, dated as of April 27, 2007, among IASIS Healthcare LLC, as Borrower, IASIS Healthcare Corporation, as Holdings, Bank of America, N.A., as administrative agent, swing line lender, revolving L/C issuer and synthetic L/C issuer, and each lender from time to time party thereto.

99.1	Press release dated April 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC
By:	/s/ W. Carl Whitmer
W. Carl Whitmer
Chief Financial Officer

Date: May 2, 2007

EXHIBIT INDEX

10.1
Amended and Restated Credit Agreement, dated as of April 27, 2007, among IASIS Healthcare LLC, as Borrower, IASIS Healthcare Corporation, as Holdings, Bank of America, N.A., as administrative agent, swing line lender, revolving L/C issuer and synthetic L/C issuer, and each lender from time to time party thereto.

99.1	Press release dated April 27, 2007.